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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                       ----------------------------------

                                  AMENDMENT NO. 1
                                        ON
                                    FORM 8-K/A

                                 CURRENT REPORT

                       PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934


        Date of Report (Date of earliest event reported): August 14, 1998



                              REHABCARE GROUP, INC.
             (Exact name of registrant as specified in its charter)


Delaware                         0-19294                           51-0265872
(State or other              (Commission File                   (I.R.S. Employer
jurisdiction of                  Number)                         Identification
organization)                                                        Number)



        7733 Forsyth Boulevard
              17th Floor
          St. Louis, Missouri                                    63105
(Address of principal executive offices)                       (Zip Code)



       Registrant's telephone number, including area code: (314) 863-7422


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



Item 7.   Financial Statements, Pro Forma Financial Information and Exhibits

     Historical and Pro Forma Financial Statements - The following sets forth the historical financial statements of StarMed Staffing, Inc., a Delaware corporation ("StarMed"), and the unaudited pro forma financial information of RehabCare Group, Inc. ("RehabCare"), showing the effect of the consummation of the acquisition by RehabCare through its indirect wholly-owned subsidiary, Healthcare Staffing Solutions, Inc., of 100% of the issued and outstanding shares of StarMed. The consummation of the acquisition and details with regard thereto were reported by RehabCare in its Current Report on Form 8-K dated August 14, 1998, but the audited financial statements of StarMed and the unaudited pro forma financial information were not available at such time.

(a) Historical Financial Statements of Business Acquired - The following historical financial statements of StarMed are filed herewith:

     Report of Independent Certified Public Accountants
     Combined Balance Sheets, December 31, 1997 and 1996
     Combined Statements of Income(Loss), Years Ended December 31, 1997 and 1996 Combined Statements of Changes in Stockholder's Equity, Years
          Ended December 31, 1997 and 1996
     Combined Statements of Cash Flows, Years Ended December 31, 1997 and 1996 Notes to Combined Financial Statements
     Condensed Combined Balance Sheet, June 30, 1998 (Unaudited)
     Condensed Combined Statements of Earnings, Six Months Ended June 30, 1998
          and 1997(Unaudited)
     Condensed Combined Statement of Cash Flows, Six Months Ended June 30, 1998
          (Unaudited)
      Notes to Condensed Combined Financial Statements (Unaudited)

(b) Pro Forma Financial Information - The following pro forma combined financial statements of RehabCare showing the effect of the acquisition are filed herewith:

     Pro Forma Condensed Combined Balance Sheet as of June 30, 1998 (Unaudited) Pro Forma Condensed Combined Statement of Earnings for the Six Months Ended
          June 30, 1998 (Unaudited)
     Pro Forma Condensed Combined Statement of Earnings for the Year Ended
          December 31, 1997 (Unaudited)
     Notes to Unaudited Pro Forma Condensed Combined Financial Statements (Unaudited)

(c)  Exhibits -The following exhibits are filed herewith:

     23.1     Consent of Ernst & Young LLP.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Boards of Directors
StarMed Staffing, Inc. and Wesley Medical Resources, Inc.

We have audited the accompanying combined balance sheets of StarMed Staffing, Inc. and Affiliate (collectively, the Companies) (wholly-owned subsidiaries of Medical Resources, Inc.) as of December 31, 1997 and 1996, and the related combined statements of income (loss), changes in stockholder's equity, and cash flows for the years then ended. These financial statements are the responsibility of the Companies' management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the combined financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of StarMed Staffing, Inc. and Affiliate at December 31, 1997 and 1996, and the combined results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.

The accompanying combined financial statements have been prepared assuming that the Companies will continue as going concerns. As more fully described in Note 1, the Companies are wholly-owned subsidiaries of Medical Resources, Inc. (the Parent). On a consolidated basis, Medical Resources, Inc. reported a net loss of approximately $32,000,000 for its year ended December 31, 1997 and, has a working capital deficiency of approximately $58,000,000. In addition, the Parent has not complied with the terms and conditions of certain of its loan agreements. These conditions raise substantial doubt about the Parent's ability to continue as a going concern. Because of the aforementioned conditions relating to Medical Resources, Inc. and the uncertainties surrounding its plans to address its liquidity problems, the Parent's actions could have a substantial effect on the Companies' assets; therefore, there is also substantial doubt about whether the Companies will continue as going concerns. The accompanying combined financial statements of the Companies do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.


                                                          /s/ Ernst & Young LLP

Tampa, Florida
March 20, 1998,
except for Note 13, as to which the date is August 14, 1998


                      StarMed Staffing, Inc. and Affiliate
                          (Wholly-Owned Subsidiaries of
                            Medical Resources, Inc.)

                             Combined Balance Sheets

                                                                                                 December 31
                                                                                            1997             1996
                                                                                      -----------------------------
Assets
Current assets:
   Cash                                                                               $   454,642       $    89,088
   Accounts and notes receivable, net of allowance for
     doubtful accounts of $476,764 and $36,814 in 1997
     and 1996, respectively                                                            12,656,838         5,894,668
   Prepaid expenses and other current assets                                              278,682           219,208
   Deferred income taxes                                                                  155,882            18,288
                                                                                      ------------------------------
Total current assets                                                                   13,546,044         6,221,252

Accounts receivable with extended terms                                                   181,000                 -
Furniture, fixtures and equipment, net                                                    427,760           274,508
Goodwill, net of accumulated amortization of $1,551,917
   and $1,043,737, respectively                                                        10,271,358         8,008,206
Other assets                                                                               37,100                 -
Deferred income taxes                                                                      93,415                 -
                                                                                      ------------------------------
Total assets                                                                          $24,556,677       $14,503,966
                                                                                      ==============================

Liabilities and stockholder's equity
Current liabilities:
   Notes payable                                                                      $ 3,743,915       $         -
   Due to Parent                                                                        4,000,000                 -
   Accounts payable and accrued expenses                                                1,464,080           931,807
   Accrued payroll and related liabilities                                                764,734           139,221
   Current portion of long-term debt                                                      850,258         1,274,569
                                                                                      ------------------------------
Total current liabilities                                                              10,822,987         2,345,597

Due to Parent                                                                           6,356,277         4,863,119
Long-term debt                                                                          2,827,318         3,635,165

Stockholder's equity:
   Common stock                                                                                10                10
   Additional paid-in capital                                                           3,245,301         3,245,301
   Retained earnings                                                                    1,304,784           414,774
                                                                                      ------------------------------
Total stockholder's equity                                                              4,550,095         3,660,085
                                                                                      ------------------------------
Total liabilities and stockholder's equity                                            $24,556,677       $14,503,966
                                                                                      ==============================

                            See accompanying notes.

                                        4


                      StarMed Staffing, Inc. and Affiliate
                          (Wholly-Owned Subsidiaries of
                            Medical Resources, Inc.)

                      Combined Statements of Income (Loss)


                                                                                         Year ended December 31
                                                                                          1997              1996
                                                                                      ------------------------------
Revenues:
   Revenues from services                                                             $57,974,070       $28,673,698
   Interest income                                                                          7,350            19,692
                                                                                      ------------------------------
                                                                                       57,981,420        28,693,390

Costs and expenses:
   Cost of services rendered                                                           46,629,134        23,296,141
   Selling and administrative expenses                                                  8,342,560         4,708,937
   Depreciation and amortization expense                                                  601,442           519,438
   Interest expense                                                                       360,772            94,185
                                                                                      ------------------------------
                                                                                       55,933,908        28,618,701
                                                                                      ------------------------------

Income before income taxes                                                              2,047,512            74,689
Provision for income taxes                                                              1,157,502           312,988
                                                                                      ------------------------------
Net income (loss)                                                                     $   890,010        $ (238,299)
                                                                                      ==============================



                            See accompanying notes.

                                        5


                      StarMed Staffing, Inc. and Affiliate
                          (Wholly-Owned Subsidiaries of
                            Medical Resources, Inc.)

             Combined Statements of Changes in Stockholder's Equity


                                                                    Additional
                                                       Common        Paid-In           Retained
                                                       Stock         Capital           Earnings        Total
                                          ----------------------------------------------------------------------
Balance at January 1, 1996                               $10       $3,245,301        $ 653,073       $3,898,384
   Net loss                                                -                -         (238,299)        (238,299)
                                          ----------------------------------------------------------------------
Balance at December 31, 1996                              10        3,245,301           414,774        3,660,085
   Net income                                              -                -           890,010          890,010
                                          ----------------------------------------------------------------------
Balance at December 31, 1997                             $10       $3,245,301        $1,304,784       $4,550,095
                                          ======================================================================



                            See accompanying notes.

                                        6

                      StarMed Staffing, Inc. and Affiliate
                          (Wholly-Owned Subsidiaries of
                            Medical Resources, Inc.)

                        Combined Statements of Cash Flows



                                                                                          Year ended December 31
                                                                                            1997            1996
                                                                                      -------------------------------
Operating activities
Net income (loss)                                                                    $    890,010      $   (238,299)
Adjustments to reconcile net income (loss) to net cash
   used in operating activities:
     Depreciation and amortization                                                        601,442           519,438
     Provision for bad debts                                                              292,000            13,839
     Deferred income tax benefit                                                          (59,826)          (18,288)
     Changes in operating assets and liabilities:
       Accounts receivable                                                             (6,869,092)       (3,521,101)
       Prepaid expenses and other assets                                                  (87,399)           72,648
       Accounts payable and accrued expenses                                              268,550           778,832
       Accrued payroll and related liabilities                                            261,487          (133,630)
                                                                                     -------------------------------
Net cash used in operating activities                                                  (4,702,828)       (2,526,561)

Investing activities
Purchases of equipment                                                                   (183,743)         (185,572)
Purchases of businesses, net of cash acquired                                            (752,790)          169,794
                                                                                     -------------------------------
Net cash used in investing activities                                                    (936,533)          (15,778)

Financing activities
Payments on long-term debt                                                             (1,232,158)         (443,230)
Borrowings under line of credit, net of payments                                        3,743,915                 -
Advances from Parent, net of payments                                                   3,493,158         2,880,395
                                                                                     -------------------------------
Net cash provided by financing activities                                               6,004,915         2,437,165

Net increase (decrease) in cash                                                           365,554          (105,174)
Cash at beginning of year                                                                  89,088           194,262
                                                                                     -------------------------------
Cash at end of year                                                                  $    454,642      $     89,088
                                                                                     ===============================

Supplemental disclosure of cash flow information
Cash paid for interest                                                               $    363,979      $     94,185
                                                                                     ===============================

Supplemental disclosure of noncash investing activities
Businesses acquired through issuance of stock of Parent
   (137,222 shares at $14.575 each)                                                  $  2,000,000      $         -
                                                                                    ===============================

Notes payable issued and advances from Parent to acquire business                    $         -       $  4,074,000
                                                                                    ===============================

                            See accompanying notes.

                                        7

                      StarMed Staffing, Inc. and Affiliate
                          (Wholly-Owned Subsidiaries of
                            Medical Resources, Inc.)

               Notes to Combined Financial Statements
                                December 31, 1997


1. Business Operations and Significant Accounting Policies

Organization and Business Operations

StarMed Staffing, Inc. (StarMed) and Wesley Medical Resources, Inc. (Wesley) (collectively, the Companies) were incorporated in 1994 and 1988 in the States of Delaware and California, respectively. The Companies are wholly-owned subsidiaries of Medical Resources, Inc. (MRI or Parent). The Companies, which are under common management, provide temporary and permanent staffing to acute and subacute health care facilities and, to a lesser degree, other businesses nationwide. The Companies per diem business provides registered nurses, licensed practical nurses, nursing assistants and therapists on a daily basis through 21 offices in 10 states. The Companies' traveling nurse business provides registered nurses and operating room technicians for periods ranging from 8 to 26 weeks to hospitals nationwide from its Clearwater, Florida, headquarters.

Basis of Presentation

The accompanying combined financial statements include the accounts of StarMed and its subsidiaries, all of which are wholly owned, and an affiliated company that is operated and managed by StarMed, Wesley Medical Resources, Inc. Intercompany balances have been eliminated.

The accompanying combined financial statements have been prepared assuming that the Companies will continue as going concerns. As described above, the Companies are wholly-owned subsidiaries of MRI, and, as a result, are included in the consolidated financial statements of MRI. As of December 31, 1997, MRI was in default of certain senior and other indebtedness, which defaults had not been cured or waived by the financial institutions by the time of issuance of the consolidated financial statements on June 1, 1998. As a result of the aforementioned defaults, the indebtedness has become callable and, accordingly, is reflected in the consolidated financial statements of MRI as currently payable. The change in classification from the original terms of the indebtedness further caused a deficiency in MRI's working capital of approximately $58,000,000 as of December 31, 1997. These conditions raise substantial doubt about the ability of MRI to continue as a going concern for a reasonable period. While the subject financial institutions have not indicated their intent to demand accelerated payment on the indebtedness, the ability of MRI to continue is dependent upon its ability to cure the defaults, in a manner that would result in classifications of the indebtedness as noncurrent and, therefore, eliminate the working capital deficiency. Because of the aforementioned conditions relating to MRI and the uncertainties surrounding its plans to address its liquidity problems, the Parent's actions could have a substantial effect on the amounts and classifications of the Companies' assets and liabilities; therefore, there is also substantial doubt about whether the Companies will continue as going concerns. The accompanying combined financial statements of the Companies do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

                      StarMed Staffing, Inc. and Affiliate
                          (Wholly-Owned Subsidiaries of
                            Medical Resources, Inc.)

               Notes to Combined Financial Statements (continued)
                                December 31, 1997


1. Business Operations and Significant Accounting Policies (continued)

Estimates

The preparation of financial statements in accordance with generally accepted accounting principles requires management to make certain estimates and assumptions. These estimates affect the reported amounts of assets, liabilities and disclosures of contingent liabilities at the date of the accompanying combined financial statements and the reported amounts of revenues and expenses during the periods presented. Actual amounts could differ from those estimates.

Revenue Recognition

Revenue from services consists of temporary and permanent placement revenues. Temporary placement revenue is recognized when service is rendered. Permanent placement revenue is recognized when the recruit begins employment with the customer.

Furniture, Fixtures, Equipment and Leasehold Improvements

Furniture, fixtures and equipment are stated at cost. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets, ranging generally from 5 to 31 years.

Goodwill

Goodwill represents the excess of cost over the fair values of net assets of businesses acquired and is being amortized over estimated lives of 20 to 25 years using the straight-line method. The Companies' policy is to account for intangible assets at the lower of amortized cost or fair value as determined using future cash flows. On an ongoing basis, management reviews the amortization period and carrying value of these intangible assets. As part of its review, management also considers current events and circumstances affecting the business and industry and evaluates whether such matters will impact the recoverability of unamortized costs related to intangible assets.

Amortization expense for the years ended December 31, 1997 and 1996 amounted to $508,180 and $375,466, respectively.

Advertising

The Companies' policy is to expense advertising as incurred. Advertising expense charged to operations for the years ended December 31, 1997 and 1996 amounted to $594,325 and $312,875, respectively.

Income Taxes

As wholly-owned subsidiaries, the Companies are included in the consolidated federal income tax return of the Parent. Pursuant to a tax sharing agreement between the Companies and their Parent, the Companies account for and disclose income taxes as if they were a combined separate federal taxable entity. Under this agreement, all amounts associated with federal income taxes are due to or from the Parent. For purposes of its separate company income tax accounting, the

                      StarMed Staffing, Inc. and Affiliate
                          (Wholly-Owned Subsidiaries of
                            Medical Resources, Inc.)

               Notes to Combined Financial Statements (continued)
                                December 31, 1997



1. Business Operations and Significant Accounting Policies (continued)

Companies apply the provisions of Statement of Financial Accounting Standard No. 109, Accounting for Income Taxes. Under this standard, deferred taxes are provided for all differences between the financial statements and tax bases of assets and liabilities.

Concentrations of Credit Risk

Financial instruments which potentially expose the Companies to concentrations of credit risk, as defined by Statement of Financial Accounting Standard No. 105, consist of accounts receivable. The Companies' customer base consists primarily of large acute care hospitals throughout the United States. The Companies generally do not require collateral for outstanding balances with customers. Although the Companies are directly affected by the well-being of the health care industry, management does not believe significant credit risk exists as a result of this concentration.

2. Acquisitions of Business

On January 12, 1996, StarMed consummated the acquisition of the common stock of NurseCare Plus, Inc. ("NurseCare"), a California corporation based in Oceanside, California, which provides supplemental healthcare staffing services for clients including hospitals, clinics and home health agencies in Southern California. The NurseCare acquisition was consummated pursuant to a Stock Purchase Agreement dated as of January 11, 1996 by and among StarMed and NurseCare. Pursuant to the NurseCare agreement, StarMed acquired from NurseCare all of the common stock of NurseCare for $2,514,000, payable in $1,264,000 cash and a note payable for $1,250,000 bearing interest at prime plus one percent due January 12, 1999. The acquisition was accounted for as a purchase, under which the purchase price was allocated to the acquired assets and assumed liabilities based upon fair values at the date of acquisition. The excess of the purchase price over the fair value of net assets amounted to $2,168,000 and is being amortized on a straight line basis over 20 years.

On June 28, 1996, StarMed entered into an Asset Purchase Agreement with WeCare Allied Health Care, Inc. ("WeCare"), a healthcare staffing company. Pursuant to the agreement, the Company acquired certain assets for $1,050,000 cash and a $510,000 note payable bearing interest at prime plus one percent due July 1998. The acquisition was accounted for as a purchase, under which the purchase price was allocated to the acquired assets and assumed liabilities based upon fair values at the date of acquisition. The excess of the purchase price over the fair value of net assets acquired amounted to $1,760,000 and is being amortized on a straight line basis over 20 years.

Effective January 1, 1997, StarMed acquired the net assets of National Health Care Solutions, Inc. (National) for $300,000. The acquisition was accounted for as a purchase transaction, where the purchase price was allocated to the net assets acquired at their respective fair values. The excess of purchase price over the fair values of net assets acquired amounted to $310,920 and is being amortized over 20 years using the straight-line method.

                      StarMed Staffing, Inc. and Affiliate
                          (Wholly-Owned Subsidiaries of
                            Medical Resources, Inc.)

               Notes to Combined Financial Statements (continued)
                                December 31, 1997


2. Acquisitions of Business (continued)

The asset purchase agreement for National provides for additional future payments during each of the three years following the transaction based upon the achievement of certain operating results. The prescribed operating results were not achieved for the year ended December 31, 1997 and, accordingly, no additional consideration is due to the sellers. If, during the next two years, the prescribed operating levels are achieved, any additional purchase price due to the seller will be treated as additional goodwill.

Effective July 1, 1997, MRI acquired the outstanding common stock of Wesley Medical Resources Inc. and Wesley Management Group, Inc. (collectively, Wesley) in exchange for 137,222 shares of the MRI's common stock, valued at $2,000,000. The total purchase price amounted to $2,300,791, including transaction expenses. The transaction was accounted for as a purchase transaction, where the purchase price was allocated to the net assets acquired at their respective fair values. The excess of the purchase price over the fair values of net assets acquired amounted to approximately $2,448,000, and is being amortized over 20 years using the straight-line method.

The purchase agreement underlying the Wesley transaction provides for contingent future additional issuances of Parent company common stock and/or cash payments, during each of the three 12-month periods following the transaction, based upon the achievement of certain operating results of the continuing Wesley business. The measurement of additional consideration, if any, will be determined after the first 12 months of Wesley operations. If the prescribed results are achieved, the additional purchase price due to the seller will be treated as additional goodwill.

Prior to the Wesley transaction, StarMed advanced $200,000 in exchange for a note receivable to a former Wesley shareholder to pay income taxes due on the purchase. The note bears interest at prime plus 2% (10.5% at December 31, 1997) and is collateralized by common stock of the Parent. The note receivable, plus accrued interest of $7,350, is included in accounts and notes receivable. The balance is payable from the proceeds of the sale of MRI common stock, which shares are currently pending registration with the Securities and Exchange Commission.

The accompanying combined financial statements include the operations and cash flows of NurseCare, WeCare, National and Wesley from the purchase dates through the end of the applicable year.

3. Furniture, Fixtures and Equipment

Furniture, fixtures and equipment consists of the following:

                                                      1997            1996
                                                --------------------------------
Office furniture and fixtures                     $   359,159        $ 287,521
Electronic data processing equipment                  643,955          442,270
Leasehold improvements                                 84,744           77,022
                                                --------------------------------
                                                    1,087,858          806,813
Less accumulated depreciation                        (660,098)        (532,305)
                                                --------------------------------
                                                  $   427,760        $ 274,508
                                                ================================

Depreciation expense for the years ended December 31, 1997 and 1996 amounted to $93,262 and $143,972, respectively.

                      StarMed Staffing, Inc. and Affiliate
                          (Wholly-Owned Subsidiaries of
                            Medical Resources, Inc.)

               Notes to Combined Financial Statements (continued)
                                December 31, 1997


4. Notes Payable

During 1997, StarMed entered into a $6,000,000 bank line of credit under which $3,743,915 was drawn at December 31, 1997. Borrowings under the line of credit bear interest at prime rate plus 1.5% (10% at December 31, 1997), are secured by accounts receivable and are subject to a borrowing base representing 80% of such accounts receivable under 90 days outstanding. In addition to the security, the line of credit is guaranteed by the Parent. The line of credit expires on March 31, 1999.

The note underlying the line of credit agreement provides for certain restrictive covenants with which StarMed is in compliance, except for providing annual financial statements of the Parent within 90 days of year end. However, the default was cured as provided in the agreement prior to the bank exercising its right to call the debt for default.

Also see Note 13.

5. Long-Term Debt

Long-term debt of StarMed consists of the following:

                                                                                        1997            1996
                                                                                   ---------------------------------
Prime plus 2% (10.5% and 10.25% at December  31,  1997 and 1996,  respectively), effective  rate  2.5%  and  2.25%,  respectively,  unsecured  restructured  note payable, due in annual installments of $250,753 through
1999, with a balloon payment of $2,540,850 on January 1, 2000                          $3,042,356         $3,397,589

Prime  plus 1% (9.5%  and 9.25% at  December  31,  1997 and 1996,  respectively)
unsecured notes payable, due $428,564 in 1998, with the
balance due in 1999                                                                       464,279          1,077,134

Prime plus 1% (9.5% and 9.25% at December 31, 1997 and 1996,
respectively) unsecured note payable, due in 1998                                         148,717            403,660

Other                                                                                      22,224             31,351
                                                                                   ---------------------------------
                                                                                        3,677,576          4,909,734
Less current maturities                                                                  (850,258)        (1,274,569)
                                                                                   ---------------------------------
                                                                                       $2,827,318         $3,635,165
                                                                                   =================================

Maturities of long-term debt are as follows:


Year ended December 31

1998                                                                                                      $  850,258
1999                                                                                                         286,468
2000                                                                                                       2,540,850
                                                                                                         -----------
                                                                                                          $3,677,576
                                                                                                         ===========


                      StarMed Staffing, Inc. and Affiliate
                          (Wholly-Owned Subsidiaries of
                            Medical Resources, Inc.)

               Notes to Combined Financial Statements (continued)
                                December 31, 1997


5. Long-Term Debt (continued)

The original note agreement related to the above prime plus 2% unsecured restructured note was restructured effective June 1, 1995 with the lender. Under the terms of the restructuring, one-half of the outstanding principal and interest were forgiven for other consideration, and a new variable rate note agreement was entered into under the above terms. At the time of the restructuring, the total future cash payments, including interest, using the effective prime rate of 6%, were substantially less than the carrying amount of the liabilities and, accordingly, an extraordinary gain was recognized. While under generally accepted account principles, all cash payments following such a restructuring are applied only to the carrying amount with no interest expense recognized, the subsequent increase in the prime rate to 8.5% is accounted for as interest expense during the periods that the debt is outstanding.

The note underlying the above restructured note provides for certain restrictive covenants with which the Companies are in compliance, except for providing annual financial statements of the Parent within 90 days of year end. However, the default was cured as provided in the agreement prior to the creditor exercising its right to call the debt for default.

6. Due to Parent

Balances due to Parent from StarMed are noninterest bearing and payable on demand. While due on demand, StarMed has received representation that the Parent will not require repayment in excess of $4,000,000 during 1998. As such, the amounts due to the Parent in excess of $4,000,000 have been classified as noncurrent in the accompanying combined balance sheet.

Also see Note 13.

7. Income Taxes

The provision for income taxes consist of the following at December 31, 1997 and 1996:

                                                                    1997
                                            -----------------------------------------------------

            Taxing Jurisdiction                  Current           Deferred           Total
-------------------------------------------------------------------------------------------------
Federal income taxes                                $1,039,403         $(51,082)      $   988,321
State income taxes                                     177,925           (8,744)          169,181
                                            -----------------------------------------------------
Income tax provision (benefit)                      $1,217,328         $(59,826)       $1,157,502
                                            =====================================================


                                                                    1996
                                            -----------------------------------------------------

            Taxing Jurisdiction                  Current           Deferred           Total
-------------------------------------------------------------------------------------------------

Federal income taxes                                  $287,224         $(15,857)         $271,367
State income taxes                                      44,052           (2,431)           41,621
                                            -----------------------------------------------------
Income tax provision (benefit)                        $331,276         $(18,288)         $312,988
                                            =====================================================

                                       13

                      StarMed Staffing, Inc. and Affiliate
                          (Wholly-Owned Subsidiaries of
                            Medical Resources, Inc.)

               Notes to Combined Financial Statements (continued)
                                December 31, 1997


A reconciliation of the enacted federal statutory income tax rate to the Companies' recorded effective income tax rate for the years ended December 31, 1997 and 1996 is as follows:

                                                         1997            1996
                                                      --------------------------
Statutory federal income tax                             34.0%           34.0%
State income taxes, net of federal benefit                3.6             3.6
Meals and entertainment                                  12.0           266.9
Goodwill                                                  5.0           111.2
Other                                                     1.9             3.3
                                                      --------------------------
Effective tax rate                                       56.5%          419.0%
                                                      ==========================

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Companies' deferred tax assets and liabilities at December 31, 1997 and 1996 are as follows:

                                                           1997           1996
                                                           ----           ----
Deferred tax assets:
   Basis differences--net assets of business acquired    $128,386       $    -
   Provisions for bad debts                               104,917        13,842
   Nondeductible accruals and other                        61,917         4,446
                                                         -----------------------
                                                          295,220        18,288
Deferred tax liabilities:
   Basis difference--goodwill                             (45,923)           -
                                                         -----------------------
Net deferred tax asset                                   $249,297       $18,288
                                                         =======================

8. Commitments

The Companies lease office space for the corporate offices and its various sales offices under operating leases with remaining terms of one to three years.

Future minimum annual rentals for each of the years ended December 31 are as follows:


1998                                                                  $  831,800
1999                                                                     586,700
2000                                                                     586,700
Thereafter                                                                    -
                                                                      ----------
                                                                      $2,005,200
                                                                      ==========

Rent expense charged to operations for the years ended December 31, 1997 and 1996 amounted to $531,745 and $354,834, respectively.

9. Contingencies

The Companies are involved in certain litigation related primarily to employment matters, for which the Companies believe they are adequately reserved. In addition, StarMed is currently contesting a claim

                      StarMed Staffing, Inc. and Affiliate
                          (Wholly-Owned Subsidiaries of
                            Medical Resources, Inc.)

               Notes to Combined Financial Statements (continued)
                                December 31, 1997


9.   Contingencies (continued)

brought by the Companies' President's former employer related to an allegation of breach in a noncompetition agreement. Management does not believe that the cases, individually or in the aggregate, will have a material adverse impact on the Companies' financial position or results of operations when settled.

10. Deferred Contribution Plan

The Companies sponsor a 401(k) plan covering substantially all full-time employees that have completed six months of service. Under the plan, eligible employees can contribute up to 15% of their salaries up to the legally determined amount updated annually by the Internal Revenue Service. Contributions to the plan (matching and additional) are discretionary. The Companies did not make any contributions to the plan for the years ended December 31, 1997 and 1996.

11. Common Stock

At December 31, 1997 and 1996, StarMed has 1,000 shares of $.01 per value common stock authorized, issued and outstanding. At December 31, 1997, Wesley has 1,000 shares of no par value common stock authorized, issued and outstanding.

12. Year 2000

The Companies are in the process of developing a plan to modify their information technology to be ready for the year 2000 and have begun to identify critical data processing systems that will require modification or replacement to become year 2000 compliant. The Companies currently expect the project to be substantially complete by early 1999. At this time, management is unable to estimate the cost of its year 2000 efforts. The Companies do not expect this project to have a significant effect on operations. As of December 31, 1997, the Companies have yet to incur significant expenses relating to its year 2000 efforts. The Companies will continue to implement systems with strategic value, though some projects may be delayed due to resource constraints.

13. Subsequent Events

Subsequent to year end, the Parent engaged an investment banking organization to solicit offers from unrelated third parties to acquire the Companies. On July 10, 1998, the Parent entered into a definitive agreement with RehabCare Group, Inc. to acquire the Companies for approximately $33 million. The transaction was consummated on August 14, 1998. The sale did not result in a loss.

On May 15, 1998, the bank line of credit was increased from $6,000,000 to $9,200,000, and the Parent's guarantee was increased to a maximum of $7,200,000. The remaining terms of the line were not modified. Concurrent with the increase, StarMed drew $4,000,000 from the line to be used for paying down the amount due to Parent.

                             STARMED STAFFING, INC.
                        CONDENSED COMBINED BALANCE SHEET
                                  June 30, 1998
                          (dollar amounts in thousands)

          Assets:
Current assets:
       Cash and cash equivalents                                      $    1,022
       Accounts receivable, net of allowance for
         doubtful accounts                                                14,934
       Prepaid expenses and other current assets                             613
                                                                      ----------
                  Total current assets                                    16,569
                                                                      ----------
Equipment and leasehold improvements, net                                    458
                                                                      ----------
Other assets:
       Excess of cost over net assets acquired, net                        9,993
       Other                                                                 118
                                                                      ----------
                  Total other assets                                      10,111
                                                                      ----------
                                                                      $   27,138
                                                                      ==========
          Liabilities and Stockholder's Equity

Current liabilities:
       Current portion of long-term debt                              $   13,784
       Due to parent                                                       6,116
       Accounts payable                                                      275
       Accrued salaries and wages                                            737
       Accrued expenses                                                    1,042
                                                                      ----------
                  Total current liabilities                               21,954
                                                                      ----------

Stockholder's equity:
       Common stock                                                          --
       Additional paid-in capital                                          3,245
       Retained earnings                                                   1,939
                                                                      ----------
                  Total stockholder's equity                               5,184
                                                                      ----------
                                                                      $   27,138
                                                                      ==========
                            See accompanying notes.




                             STARMED STAFFING, INC.
                    CONDENSED COMBINED STATEMENTS OF EARNINGS
                     Six months ended June 30, 1998 and 1997
                          (dollar amounts in thousands)


                                                                                        1998                       1997
                                                                                        ----                       ----

Operating Revenues:                                                             $     40,306              $      25,947

Costs and expenses:
       Operating expenses                                                             32,196                     21,068
       General and administrative                                                      5,912                      3,488
       Depreciation and amortization                                                     334                        263
                                                                                 -----------               ------------
       Total costs and expenses                                                       38,442                     24,819
                                                                                 -----------               ------------

       Operating earnings                                                              1,864                      1,128

Interest expense                                                                        (406)                      (116)
                                                                                 -----------               ------------

       Earnings before income taxes                                                    1,458                      1,012

Income taxes                                                                             824                        572
                                                                                 -----------               ------------

       Net earnings                                                             $        634              $         440
                                                                                 ===========               ============




                                       17

                             STARMED STAFFING, INC.
                   CONDENSED COMBINED STATEMENT OF CASH FLOWS
                         Six months ended June 30, 1998
                          (dollar amounts in thousands)




Operating activities
Net earnings                                                                            $     634
Adjustments to reconcile net earnings to net cash
   used in operating activities:
     Depreciation and amortization                                                            334
     Provision for bad debts                                                                  149
     Changes in operating assets and liabilities:
       Accounts receivable                                                                 (2,246)
       Prepaid expenses and other assets                                                     (167)
       Accounts payable and accrued expenses                                                 (147)
       Accrued payroll and related liabilities                                                (28)
                                                                                         ---------
Net cash used in operating activities                                                      (1,471)

Investing activities
Purchases of equipment                                                                        (86)
Net cash used in investing activities                                                    ---------
                                                                                              (86)

Financing activities
Proceeds on long-term debt                                                                  6,365
Payments to Parent, net                                                                    (4,240)
                                                                                         ---------
Net cash provided by financing activities                                                   2,125

Net increase in cash                                                                          568
Cash at beginning of period                                                                   454
                                                                                         ---------
Cash at end of period                                                                   $   1,022
                                                                                         =========


                            See accompanying notes.

                      StarMed Staffing, Inc. and Affiliate
                          (Wholly-Owned Subsidiaries of
                            Medical Resources, Inc.)

                     Notes to Condensed Financial Statements
                                  (Unaudited)

1.  Basis of Presentation

          The condensed balance sheet as of June 30, 1998, and the related condensed statements of earnings for the six months ended June 30, 1998 and 1997, and cash flows for the six months ended June 30, 1998, are unaudited. In the opinion of management, all adjustments necessary for a fair presentation of such financial statements have been included. Such adjustments consisted only of normal recurring items. The results of operations for the six months ended June 30, 1998 and 1997, are not necessarily indicative of the results to be expected for the respective full years.

          The condensed financial statements do not include all information and footnotes necessary for a complete presentation of financial position, results of operations and cash flows in conformity with generally accepted accounting principles. Reference is made to the audited financial statements and the related notes of StarMed Staffing, Inc. ("StarMed") included in this Form 8-K which provide additional disclosures and a further description of accounting policies.

2.  Acquisition

          On August 14, 1998, 100% of the common stock of StarMed was sold to RehabCare Group, Inc., a public company that develops, markets, and manages programs for the delivery of comprehensive medical rehabilitation services to the functionally disabled in dedicated units of acute-care hospitals and outpatient facilities.

Pro Forma Financial Data

The unaudited pro forma condensed combined balance sheet as of June 30, 1998, and the pro forma condensed combined statements of earnings for the six months ended June 30, 1998, and for the year ended December 31, 1997, give effect to the acquisition based on the historical consolidated financial statements of RehabCare and the historical consolidated financial statements of StarMed, under the assumptions and adjustments set forth below.

The pro forma condensed combined financial statements have been prepared based upon the respective company's historical financial statements. These pro forma condensed combined financial statements, which include results of operations as if the acquisition had been effected on the first day of the periods presented, and had been accounted for under the purchase method of accounting, may not be indicative of the results that would be recognized if the acquisition had been in effect on the dates indicated or which may be obtained in the future, including the year ended December 31, 1998. The pro forma condensed combined financial statements should be read in conjunction with the historical consolidated financial statements and notes thereto of RehabCare and StarMed.


                              REHABCARE GROUP, INC.
              UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
                                  June 30, 1998
                          (dollar amounts in thousands)

                                                                                                  Pro Forma          Pro Forma
                                                                    RehabCare       StarMed      Adjustments          Combined

                          Assets:
Current assets:
         Cash and cash equivalents                             $       4,406    $     1,022                        $    5,428
         Marketable securities, available-for-sale                     4,314            --                              4,314
         Accounts receivable, net of allowance for
           doubtful accounts                                          24,872         14,934                            39,806
         Deferred tax assets                                           1,633            --                              1,633
         Prepaid expenses and other current assets                       963            613                             1,576
                                                                ------------      ---------     -----------      ------------
         Total current assets                                         36,188         16,569                            52,757
                                                                ------------      ---------     -----------      ------------
Marketable securities available-for-sale,
         noncurrent                                                    1,217            --                              1,217
                                                                ------------      ---------     -----------      ------------
Equipment and leasehold improvements, net                              3,302            458                             3,760
                                                                ------------      ---------     -----------      ------------
Other assets:
         Excess of cost over net assets acquired, net                 54,605          9,993   $       9,116 (4)        73,714
         Deferred contract costs, net                                  1,071            --                              1,071
         Pre-opening costs, net                                        3,164            --                              3,164
         Other                                                         1,672            118                             1,790
                                                                ------------      ---------     -----------      ------------
         Total other assets                                           60,512         10,111           9,116            79,739
                                                                ------------      ---------     -----------      ------------
                                                               $     101,219    $    27,138   $       9,116     $     137,473
                                                                ============      =========     ===========      ============
            Liabilities and Stockholders' Equity:
Current liabilities:
         Current portion of long-term debt                     $       4,660    $    13,784   $     (13,784)(3) $       8,310
                                                                                                      3,650 (1)
         Due to parent                                                   --           5,354          (5,354)(3)           --
         Accounts payable                                              1,851            275                             2,126
         Accrued salaries and wages                                   12,793            737             --             13,530
         Accrued expenses                                              4,069          1,042           1,200 (1)         6,311
         Other                                                           --             --            2,000 (1)         2,000
                                                                ------------      ---------     -----------      ------------
         Total current liabilities                                    23,373         21,192         (12,288)           32,277
                                                                ------------      ---------     -----------      ------------
Deferred tax liabilities                                                 257            --                                257
                                                                ------------      ---------     -----------      ------------
Deferred compensation                                                  1,715            --                              1,715
                                                                ------------      ---------     -----------      ------------
Long-term debt, less current portion                                  26,351            --           27,350 (1)        53,701
                                                                ------------      ---------     -----------      ------------

Stockholders' equity:
         Preferred stock                                                 --             --                                --
         Common stock                                                     73            --                                 73
         Additional paid-in capital                                   25,748          3,245          (3,245)(2)        25,748
         Retained earnings                                            40,911          2,701          (2,701)(2)        40,911
         Less common stock held in treasury at cost,
           1,166,234 shares                                          (17,975)           --                            (17,975)
         Accumulated other comprehensive earnings -
           unrealized gain on marketable securities,
           net of tax                                                    766            --                                766
                                                                ------------      ---------     -----------      ------------
         Total stockholders' equity                                   49,523          5,946          (5,946)           49,523
                                                                ------------      ---------     -----------      ------------
                                                               $     101,219    $    27,138   $       9,116     $     137,473
                                                                ============      =========     ===========      ============

See accompanying notes to unaudited pro forma condensed combined financial statements.

                                       21



                              REHABCARE GROUP, INC.
          UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF EARNINGS
                         Six months ended June 30, 1998
              (dollar amounts in thousands, except per share data)

                                                                                                Pro Forma        Pro Forma
                                                                   RehabCare      StarMed      Adjustments        Combined

Operating Revenues:                                         $       86,531   $     40,306   $                $     126,837

Costs and expenses:
         Operating expenses                                         58,621         32,196                           90,817
         General and administrative                                 15,131          5,912                           21,043
         Depreciation and amortization                               2,021            334            (40)(4)         2,315
                                                             -------------     ----------    -----------      ------------
         Total costs and expenses                                   75,773         38,442            (40)          114,175
                                                             -------------     ----------    -----------      ------------

         Operating earnings                                         10,758          1,864             40            12,662

Interest income                                                        124             --                              124
Interest expense                                                    (1,352)          (406)          (679)(5)        (2,437)
Gain on sale of marketable securities                                   94             --                               94
                                                             -------------     ----------    -----------      ------------

         Earnings before income taxes                                9,624          1,458           (639)           10,443

Income taxes                                                         3,905            824           (351)(6)         4,378
                                                             -------------     ----------    -----------      ------------

         Net earnings                                       $        5,719   $        634   $       (288)    $       6,065
                                                             =============     ==========    ===========      ============


Net earnings per common share:
         Basic                                              $         0.96                                     $      1.01
                                                             =============                                     ===========
         Diluted                                            $         0.81                                     $      0.86
                                                             =============                                     ===========


See accompanying notes to unaudited pro forma condensed combined financial statements.

                                       22



                              REHABCARE GROUP, INC.
          UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF EARNINGS
                          Year ended December 31, 1997
              (dollar amounts in thousands, except per share data)

                                                                                               Pro Forma         Pro Forma
                                                                  RehabCare      StarMed       Adjustments        Combined


Operating Revenues:                                         $      160,780   $     57,974   $              $       218,754

Costs and expenses:
         Operating expenses                                        110,726         46,629                          157,355
         General and administrative                                 27,294          8,343                           35,637
         Depreciation and amortization                               3,780            601            (30)(4)         4,351
                                                             -------------     ----------    -----------      ------------
         Total costs and expenses                                  141,800         55,573            (30)          197,343
                                                             -------------     ----------    -----------      ------------

         Operating earnings                                         18,980          2,401             30            21,411

Interest income                                                        186              8                              194
Interest expense                                                    (2,759)          (361)        (1,933)(5)        (5,053)
Gain on sale of marketable securities                                1,448             --                            1,448
Other income, net                                                       27             --                               27
                                                             -------------     ----------    -----------      ------------

         Earnings before income taxes                               17,882          2,048         (1,903)           18,027

Income taxes                                                         7,267          1,158           (952)(6)         7,473
                                                             -------------     ----------    -----------      ------------

         Net earnings                                       $       10,615   $        890   $       (951)  $        10,554
                                                             =============     ==========    ===========      ============


Net earnings per common share:
         Basic                                              $         1.77                                 $          1.76
                                                             =============                                    ============
         Diluted                                            $         1.47                                 $          1.46
                                                             =============                                    ============

  See accompanying notes to unaudited pro forma condensed combined financial statements.


Notes to Unaudited Pro Forma Condensed Combined Financial Statements

On August 14, 1998, RehabCare acquired StarMed, a provider of temporary nurse and nurse assistant staffing to hospitals and long-term care facilities. The aggregate cash purchase cost, excluding acquisition costs, totaled $33.0 million. Of the purchase cost, $31.0 million was paid to the seller at closing with the remaining $2.0 million to be disbursed upon resolution of certain conditions, but in any event, no later than January 31, 2000. Goodwill recognized as a result of the acquisition totaled approximately $19.1 million.

The unaudited pro forma condensed combined balance sheet as of June 30, 1998 has been prepared assuming that the acquisition had occurred as of that date. Unaudited pro forma condensed combined statements of earnings for the six months ended June 30, 1998, and the year ended December 31, 1997 have been prepared as if the acquisition had been effected on the first day of the periods presented. The unaudited pro forma condensed combined statements of earnings are not necessarily indicative of results that would have occurred had the acquisition been consummated as of the beginning of the periods presented or that might be attained in the future. Pro forma adjustments reflected in the unaudited pro forma condensed combined financial statements are as follows:

     1. To record the cash consideration of $31.0 million, to record the remaining $2.0 million liability related to the balance of the $33.0 million purchase price to be disbursed upon resolution of certain conditions, and accrue for estimated acquisition costs totaling $1.2 million.

     2. To eliminate the historical amounts of stockholder's equity of StarMed.

     3. To eliminate the outstanding debt of StarMed which was repaid at closing or retained by the seller.

     4. To reflect the goodwill associated with allocation of the purchase price. Goodwill will be amortized using the straight-line method over 40 years.

     5. To reflect the interest expense related to incremental borrowings necessary to fund the cash purchase price. The interest rate on bank borrowings is assumed to be 7.00% and 7.40% for the six month period ended June 30, 1998 and the year ended December 31, 1997, respectively.

     6. To reflect the change in income taxes, at an estimated combined effective tax rate of 40%, related to pro forma adjustments.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 23, 1998

                            REHABCARE GROUP, INC.



                            By:/s/ John R. Finkenkeller
                               -------------------------------------------------
                               John R. Finkenkeller
                               Senior Vice President and Chief Financial Officer

               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


We consent to the incorporation by reference in the Registration Statements (Form S-8, No. 333-11311; Form S-8, No. 33-82106; and, Form S-8, No. 33-82048)of
RehabCare Group, Inc. of our report dated March 20, 1998, except for Note 13, as to which the date is August 14, 1998, with respect to the combined financial statements of StarMed Staffing, Inc. and Affiliate (collectively, the Companies--wholly owned subsidiaries of Medical Resources, Inc.) included in the Current Report (Form 8K/A) of RehabCare Group, Inc. dated August 14, 1998.

                                                           /s/ Ernst & Young LLP

Tampa, Florida
October 21, 1998